KOHL'S CORPORATION REPORTS FEBRUARY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - March 1, 2012 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended February 25, 2012 total sales increased 1.1 percent and comparable store sales decreased 0.8 percent compared to the four-week month ended February 26, 2011.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "February's sales results were as expected. From a regional perspective, the cold weather regions - Midwest and Northeast - outperformed the company average for the month. Accessories, Men's and Children's all reported positive comparable store sales. We are very pleased with the initial sales of the Rock & Republic brand which launched this month."

			% Change .
	Total Sales .		Total Sales .		Comparable Sales .
($ in millions)	2012	2011	2012	2011	2012	2011
February	$1,173	$1,161	1.1%	7.1%	(0.8%)	5.0%

The Company operates 1,127 stores in 49 states, compared to 1,089 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 AM ET on Thursday, March 1 until 8:30 PM ET on Friday, March 2, 2012. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,127 stores in 49 states.  In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc.  For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook (http://www.facebook.com/kohls) or Twitter (http://twitter.com/Kohls_Official).

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464